Exhibit 1

Rio de Janeiro, August 29, 2019.

B3 S.A. – Brasil, Bolsa, Balcão

Ms. Ana Lucia Pereira

Superintendence of Issuers Listings and Monitoring (Superintendência de Listagem e Supervisão de Emissores)

c.c.:                  Brazilian Securities and Exchange Commission (Comissão de Valores Mobiliários – CVM)

Mr. Fernando Soares Vieira – Superintendence of Corporate Relations (Superintendência de Relações com Empresas)

Mr. Francisco José Bastos Santos – Superintendence of Market and Agent Relations (Superintendência de Relações com o Mercado e Intermediários)

Re.: Official Letter B3 779/2019-SLS

Dear Sirs,

Oi S.A. – In Judicial Reorganization (the “Company” or “Oi”) hereby submits its clarifications about the latest fluctuations observed with respect to the shares issued by the Company, the number of trades and the volume traded, in response to the Official Letter B3 779/2019-SLS, of August 29, 2019, from the B3 S.A. – Brasil, Bolsa, Balcão (“B3”), transcribed below (the “Official Letter”):

“In view of the latest fluctuations observed with respect to the shares issued by this company, the number of trades and the volume traded, as detailed below, we hereby request to be informed by August 30, 2019, about the existence of any fact known by you which may justify them.”

Common Shares (ON)
Prices (in R$ per share)
Date	Opening	Minimum	Maximum	Average	Closing	Fluctuations %	No. trades	Amount	Volume (R$)
8/16/2019	1.06	0.97	1.13	1.05	1.09	-8.40	48,256	369,479,700	388,083,579.00
8/19/2019	1.12	1.00	1.18	1.06	1.00	-8.25	51,987	207,990,900	221,220,964.00
8/20/2019	0.97	0.71	0.97	0.82	0.73	-27.00	66,191	361,782,400	297,038,628.00
8/21/2019	0.79	0.74	0.83	0.79	0.77	5.47	44,518	286,931,100	225,256,979.00
8/22/2019	0.79	0.78	0.87	0.83	0.83	7.79	70,358	222,339,400	184,698,645.00
8/23/2019	0.84	0.78	0.85	0.81	0.80	-3.61	34,285	107,448,500	87,394,309.00
8/26/2019	0.81	0.73	0.81	0.76	0.74	-7.50	33,164	93,587,800	70,974,226.00
8/27/2019	0.77	0.74	0.78	0.76	0.76	2.70	16,649	72,002,600	54,561,353.00
8/28/2019	0.88	0.81	0.90	0.85	0.82	7.89	37,104	197,806,300	167,829,074.00
8/29/2019*	0.87	0.86	1.01	0.93	0.98	19.51	33,986	215,675,500	201,882,817.00

Rua Humberto de Campos, 425 – 8º floor Rio de Janeiro - CEP 22430-190 State of Rio de Janeiro	www.oi.com.br

Preferred Shares (PN)
Prices (in R$ per share)
Date	Opening	Minimum	Maximum	Average	Closing	Fluctuations %	No. trades	Amount	Volume (R$)
8/16/2019	1.30	1.22	1.42	1.29	1.26	-13.69	7,044	18,212,600	23,472,850.00
8/19/2019	1.30	1.23	1.39	1.29	1.25	-0.79	5,963	8,130,800	10,486,802.00
8/20/2019	1.26	1.04	1.29	1.12	1.12	-10.40	5,885	14,419,900	16,201,461.00
8/21/2019	1.15	1.13	1.28	1.20	1.28	14.28	7,339	12,304,900	14,723,690.00
8/22/2019	1.32	1.30	1.41	1.35	1.33	3.90	4,721	8,282,300	11,158,199.00
8/23/2019	1.36	1.28	1.38	1.32	1.29	-3.00	2,422	4,304,700	5,664,406.00
8/26/2019	1.30	1.18	1.32	1.24	1.18	-8.52	2,121	3,206,100	3,960,070.00
8/27/2019	1.20	1.20	1.25	1.23	1.22	3.38	3,214	2,732,600	3,360,987.00
8/28/2019	1.36	1.28	1.38	1.35	1.37	12.29	4,739	6,598,200	8,906,905.,00
8/29/2019*	1.40	1.40	1.60	1.51	1.56	13.86	4,410	8,886,400	13,441,279.00

* Updated as of 2:43 p.m.

Regarding the above, Oi clarifies that there are no facts or acts that, in its understanding, might justify the fluctuations observed with respect to the shares issued by the Company, the number of trades and the volume traded other than those already widely disseminated by the Company.

In this context, Oi highlights that several opinions and news articles have been published in the past few weeks about the Brazilian telecommunications market in general and the Company in particular and that the volatility observed in the shares issued by the Company may result from possible market speculation and expectations with respect to the subject matters of such articles, over which the Company has no control.

Oi therefore reaffirms its commitment to keep its shareholders and the market informed with respect to relevant and material aspects of its businesses and reiterates that investors and the market in general should be guided solely by the official disclosures made by the Company.

These are the clarifications we have in connection with the Official Letter, and we remain at your disposal for any further clarification.

Sincerely,

Oi S.A. – In Judicial Reorganization

Carlos Augusto Machado Pereira de Almeida Brandão

Chief Financial Officer and Investor Relations Officer

Rua Humberto de Campos, 425 – 8º floor Rio de Janeiro - CEP 22430-190 State of Rio de Janeiro	www.oi.com.br